Exhibit 15

Acknowledgement of Independent Registered Public Accounting Firm

Board of Directors

Lockheed Martin Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Lockheed Martin Corporation 2003 Incentive Performance Award Plan for the registration of 12,000,000 shares of its common stock of our reports dated April 26, 2005 and July 25, 2005 relating to the unaudited condensed consolidated interim financial statements of Lockheed Martin Corporation that are included in its Forms 10-Q for the quarters ended March 31, 2005 and June 30, 2005.

/s/ Ernst & Young LLP

Baltimore, Maryland

July 25, 2005